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                                                                    Exhibit 99.2

CONTACT: JOSEPH MACNOW
         (201) 587-1000

                                                     [Vornado Realty Trust logo]
                                                          Park 80 West, Plaza II
                                                          Saddle Brook, NJ 07663

FOR IMMEDIATE RELEASE - August 19, 1998

                         VORNADO REALTY TRUST TO ACQUIRE
                     MARKET SQUARE COMPLEX IN HIGH POINT, NC


     SADDLE BROOK, NEW JERSEY .... VORNADO REALTY TRUST (NYSE:VNO) today announced that it has entered into a definitive agreement to acquire the 1.05 million square foot Market Square Complex of showrooms in the nation's "furniture capital", High Point, NC, for approximately $100 million consisting of $45 million in debt and $55 million in Operating Partnership Units and Convertible Preferred Operating Partnership Units.

     The acquired real estate assets include the Market Square, Hamilton Market and Furniture Plaza showroom buildings and the High Point Holiday Inn hotel. The properties will be managed by Merchandise Mart Properties, Inc. which Vornado acquired as part of the Kennedy Family portfolio in April 1998.

     The closing, which is expected at the end of the third quarter, is subject to customary closing conditions.

     Vornado is a fully-integrated equity real estate investment trust.

     Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.


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